Manda Ghaferi
Vice President
Direct Line (310) 772-6545
Facsimile (310) 772-6569
E-mail: mghaferi@sunamerica.com
December 31, 2012
Division of Investment Management
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Dear Madam/Sir:
Referring to this Registration Statement on behalf of Variable Annuity Account Two (the “Separate Account”) and the Registration Statement on Form N-4 filed January 2, 2013 (the “Registration Statement”) on behalf of the Separate Account and having examined and being familiar with the Articles of Incorporation and By-Laws of American General Life Insurance Company (“AGL”), the applicable resolutions relating to the Separate Account and other pertinent records and documents, I am of the opinion that:
1)	AGL is a duly organized and existing stock life insurance company under the laws of the State of Texas.

2)	The Separate Account is a duly organized and existing separate account of SunAmerica Annuity and Life Assurance Company (“SunAmerica Annuity”). On December 31, 2012 and in conjunction with the merger of AGL and SunAmerica Annuity, the Separate Account will be transferred to and will become a separate account of AGL under Texas law.

3)	Assets allocated to the Separate Account will be owned by AGL and AGL is not a trustee with respect thereto. The annuity contracts provide that the portion of the assets of the Separate Account equal to the reserves and other annuity contract liabilities with respect to the Separate Account will not be chargeable with the liabilities arising out of any other business AGL may conduct. AGL reserves the right to transfer assets of the Separate Account in excess of such reserves and other liabilities to the general account of AGL.

4)	The annuity contracts being registered by the Registration Statement will, upon sale thereof, be duly authorized and will constitute validly issued and binding obligations of AGL in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.
I am admitted to the bar in the State of California, and I do not express any opinion as to the laws of any other jurisprudence. I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.
Very truly yours,
/s/ MANDA GHAFERI
Manda Ghaferi